Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-228144 and No. 333-228146) of Shell Midstream Partners, L.P. of our report dated March 25, 2019 with respect to the financial statements of Colonial Pipeline Company, which appears in this Current Report on Form 8-K/A of Shell Midstream Partners, L.P.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 26, 2019